CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by DentonX Inc (the “Company”) and Lionel Pinuer E. (the “Consultant”) on September 10, 2025. The Company and the Consultant may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

1.Consulting Relationship

During the term of this Agreement, the Consultant shall serve as a consultant to the Company. The Consultant agrees to provide strategic advisory, business development, operational guidance, and other consulting and professional services as may be reasonably requested by the Company (collectively, the “Services”).

The Consultant shall perform such Services under the general direction of the Company’s Board of Directors or its designees. Consultant represents that he possesses the qualifications, experience, and expertise necessary to perform these Services professionally and competently and agrees to dedicate sufficient time and attention to fulfill the responsibilities contemplated under this Agreement.

2.Work to be Performed

As a consultant, the Consultant shall perform Services aligned with the Company’s mission and business objectives. Specific tasks may include, but are not limited to:

•Strategic advisory and business planning support

•Market, industry, and opportunity analysis

•Business development and partnership support

•Operational and organizational guidance

•Capital strategy input and investor-related preparation

•Other consulting services as reasonably requested by the Company

Additional task-specific assignments may be issued through written Service Orders (Appendix A). Each Service Order will define scope, deliverables, milestones, and estimated timelines. The Consultant shall deliver all work in a timely and professional manner.

3.Compensation

The Company shall pay the Consultant a professional services fee based on time spent providing the Services, at an hourly or project-based rate to be mutually agreed upon by the Parties and set forth in Appendix B (Fee Schedule).

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Payment may be made in cash, equity, or a combination, as mutually agreed.

The Consultant shall submit a detailed invoice within five (5) business days following the end of each month, listing:

•hours worked

•Services performed

•deliverables completed

The Consultant represents that all time reported is accurate and that the Services provided meet or exceed industry-standard quality.

4.Submission of Status Report by Consultant

The Consultant agrees to submit a regular written status report (Refer to Appendix C “Status Report”) to the Company in the format and regularity as requested by the Company. The Consultant acknowledged that submissions of the regular status reports by the Consultant to the Company are vital for a healthy relationship between the Company and Consultant and provide the ability for the Company to measure the performance of the Consultant. The Consultant understands that failure to submit status reports as requested by the Company will be considered misconduct.

5.Term and Termination

This Agreement shall be for an initial term of twelve (12) months, subject to earlier termination by either the Company or the Consultant as provided herein. The term of this Agreement may be renewed for an additional period on the same terms and conditions as are set forth herein, unless the Company or Consultant gives to the other party a notice of intent not to renew. Either party may terminate the Agreement at any time upon thirty (30) days’ written notice.

6.Confidentiality and Professional Standards

Consultant understands in carrying out its duties to fulfill this Agreement.  The consultant will be provided and be exposed to confidential and trade secret information of the Company and of Company affiliates (“Confidential and Secret Information”). Consultant understands that unauthorized disclosure of Confidential and Secret Information could lead to severe losses for the Company.  Consultant agrees to keep confidential and not disclose to any third party to this Agreement on a permanent basis all confidential information of Company that Consultant received or known about during his service period. “Confidential and Secret information” refers to all concepts, ideas, trade secrets, theories, inventions, creations, works, processes, designs,

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text, art, images, mockups, materials, computer software, technical secrets, intellectual property rights or other trade secret information in any jurisdiction in the world (including but not limited to customer lists, investors list, affiliate list, consultants, advisors, information and discussions with members of the Board of Directors of Company and its affiliates, company operation models, business plans, feasibility studies, pro forma information, consultant reports and other presentation and reports, financial and economic status, marketing plans, procurement information, pricing policies, financial information, supply channel information, etc.) generated by Consultant during service period with Company for the purpose of performing her service duties or by making the use of Company's material and technical conditions and business information.  Consultant promises not to use or implement the above confidential information without authorization, nor to disclose the above confidential information to any parties without authorization and bear the responsibility of failure for proper protection of Confidential and Secret Information.  Furthermore, Consultant agrees that after the termination of service with Company, Consultant shall not cooperate or contact any of Company’s clients or related parties.  If the Consultant violates this Confidentiality clause, the Company has the right to seek the Consultant to compensate the Company for any losses incurred.

7.Professional Standards and Non-Disparagement

It is imperative that at all times all parties maintain a positive image of the Company and all its affiliates and treat each other with utmost professional respect including safeguarding the positive image and reputation of the Company.  All Parties and in specific Consultant and Company, all agree to, at all times during the performance of this agreement and on a permanent basis after the termination of service with Company, refrain from engaging in any negative talk against the other party to third parties of this agreement and agree to refrain from making any disparaging remarks of Company and Consultant or any of their members, affiliates, advisors or stakeholders under any circumstances. If any party is found to disparage the other parties to third parties to this agreement, that party shall be responsible for any losses incurred to the other party.

8.Force Majeure

No Party shall be liable for non-fulfillment of its obligations under the Agreement if such non-fulfillment is attributable to force majeure. Force majeure shall be taken to mean events over which the relevant Party has no control and which that Party could not have prevented, avoided or anticipated, including, but not limited to, stoppage of work, strikes, lock-outs, war, terrorism, natural disasters, states of emergency and similar.

The Party claiming force majeure shall notify the other Party without undue delay. Such notice shall be provided in writing and shall contain information about the nature of the force majeure

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event and its estimated duration and consequences for the performance of the Project, including the participation of the Party affected by the force majeure.

9.Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, USA.

10.No Waivers, Cumulative Remedies

The failure of a party to insist upon strict performance or adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict performance or adherence to that term or any other term of this Agreement.

11.Severability

In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

12.Effective

This Agreement shall be effective upon execution by both Parties (“Effective Date”).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

For “COMPANY” DentonX Inc	For “CONSULTANT”
By: /s/__________________________	By: /s/________________________

Date: _________________________	Date: Sep./10/2025

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Appendix A

Service Order Form

This Service Order is an appendix to the Consulting Agreement entered into on September 10, 2025 by and between DentonX Inc (the “Company”) and Lionel Pinuer E. (the “Consultant”).

Upon acceptance of this Service Order by the Company, the Consultant is authorized to provide the services described below.

Description of Services to be provided under Service Order:

•Strategic advisory and consulting services, including business planning support, operational guidance, business development assistance, and other consulting services as agreed between the Parties.

IN WITNESS WHEREOF, this Service Order takes effect as of the signing date:

For “COMPANY” DentonX Inc	For “CONSULTANT”
By: /s/__________________________	By: /s/________________________

Date: _________________________	Date: Sep./10/2025

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Appendix B

Fee Schedule

The Consultant is to provide a Fee Schedule (“Fee Schedule”) to the Company that is mutually acceptable within 15 days after the signing of the Agreement. The Fee Schedule will be considered the details of Appendix B and included as part of the Agreement.

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Appendix C

Status Report

Name	Report Date
Project	Report Period
Prior Month Accomplishments

Instructions on how to fill out this section:

1.Use a number list

2.Each item has to lead to a deliverable. (For example: Completed 3 proposals, finished the company brochure, etc.).

3.Each item should be reviewed on the basis of improvement and completion and monitored against extended tasks. This section should not include the same accomplishments every week, but in the event that a deliverable takes several weeks to accomplish, the progress should be itemized into shorter milestones. A broad milestone is not beneficial for the recipient of the report.

Challenges and Solutions

Instructions on how to fill out this section:

1.Use a number list

2.It is the responsibility of the consultant or employee to account every problem encountered.  If a problem is encountered and not reported, it becomes reprimanded.

3.For every enlisted challenge, there must be a corresponding (proposed) solution.

4.If there are no challenges presently, it may be stated on this section, but may raise anticipated potential challenges and potential solutions.

Next Month’s Goals & Objectives

Instructions on how to fill out this section:

1.Use a number list

2.This section requires items that lead to deliverables.  Do not report on this section a task that has no clear purpose or deliverable.

3.If any of the items enlisted on this section is added onto the following week’s report’s Challenges and Solutions section, and any anticipated challenges related to any of the items were not reported onto the prior week’s report, the manager has the right to question why it was not discovered ahead of time.

Exceptions (This section deals with reporting unexpected changes)
☐ Cost ☐ Schedule ☐ Other: _____________________ Reason: Any unexpected, unplanned change in deadline time or cost needs to be immediately reported.

Signature

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